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                                                                    Exhibit 99.1


For more information:
Bob Kneeley
Director, Investor Relations
954-384-0175 x-5300

                       PEDIATRIX COMPLETES MAGELLA MERGER
                         FOLLOWING SHAREHOLDER APPROVAL

FORT LAUDERDALE, FLORIDA, May 15, 2001--Pediatrix Medical Group, Inc., (NYSE:PDX) has completed the previously announced merger transaction with Magella Healthcare Corporation following shareholder approval at its Annual Meeting of Shareholders today.

Pediatrix expects the transaction will have an immediate positive impact on its earnings per share.

Under the terms of the agreement Pediatrix issued approximately 7.3 million shares of common stock in exchange for all outstanding capital stock and substantially all outstanding warrants of Magella. In addition, Pediatrix assumed certain obligations to issue up to 1.35 million shares of common stock pursuant to Magella stock option plans. Pediatrix has repaid an estimated $25.0 million of Magella bank debt and assumed $16.0 million of subordinated notes convertible into approximately 600,000 shares of Pediatrix common stock.

Following the merger, Pediatrix employs more than 570 physicians practicing in 27 states and Puerto Rico. Its neonatal physicians staff more than 185 hospital-based neonatal intensive care units (NICUs). A total of 95 perinatologists, physicians who specialize in maternal-fetal care, practice in markets where Pediatrix provides neonatal physician services.

Pediatrix shareholders also elected a slate of six directors. At their Annual Meeting, Roger J. Medel, M.D., Pediatrix's Chairman of the Board and Chief Executive Officer, Cesar Alvarez, Waldemar Carlo, M.D., M. Douglas Cunningham, M.D., Vice President, Pediatrix, and Michael Fernandez were re-elected to the board of directors. Kristen Bratberg, President of Pediatrix, was elected as a new director.



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As part of the terms of the merger agreement with MAGELLA, Pediatrix's Board of
Directors expects to appoint three new directors effective May 16, 2001. The proposed new directors will be John K. Carlyle, former Chief Executive Officer of MAGELLA, D. Scott Mackesy, Principal, Welsh, Carson, Anderson & Stowe, and Ian M. Ratner, M.D., former Chairman and Chief Medical Officer of MAGELLA.

At its Annual Meeting, Pediatrix shareholders also voted to approve an amended stock option plan.

About Pediatrix Medical Group, Inc.:

Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 155 NICUs and its perinatal physicians provide services in 10 markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 460 physicians in 24 states and Puerto Rico. Additional information is available on the Internet: www.pediatrix.com.

About Magella Healthcare Corporation:

Magella was founded in 1998 and was sponsored by the investment firm Welsh, Carson, Anderson & Stowe. The physician group provides neonatal services in 11 markets in eight states, and maternal-fetal medicine services in five markets in three states. A total of 80 neonatologists provide care for patients at 30 NICUs, with current annualized patient volume of approximately 180,000 NICU patient days. In addition, there are a total of 29 maternal-fetal medicine subspecialists practicing as part of the group.

Except for historical information, matters discussed in this release include forward-looking statements that involve risks and uncertainties including, but not limited to, business, financial and integration risks. In addition, Pediatrix details other risk factors in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or anticipated in the forward-looking statements.